EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2006 (January 22, 2007 as to paragraph 12 of Note 2, and Notes 13 and 15) relating to the consolidated financial statements of Neutral Tandem, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 22, 2007 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Summary Historical Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 22, 2007